Exhibit 1.2

Sappi Limited

Announcement

6 December 2010

Sappi Limited
Reg No 1936/008963/06
(Incorporated in the Republic of South Africa)
JSE Code SAP
ISIN code ZAE 000006284
NYSE code SPP
(“Sappi” or “the Company”)

GRANTING OF OPTIONS TO DIRECTORS OF LISTED COMPANY

In terms of paragraph 3.63 of the Listings Requirements of the JSE Limited, we hereby provide the following information regarding the granting of options by Sappi to the undermentioned directors of the Company and its major subsidiary companies:

Date of notification
of transaction	:	3 December 2010

Nature of transaction	:	Grants of Options in terms of the Sappi Limited Share Incentive Scheme

Strike price	:	R35.20 per share option
(Being closing share price on JSE on
1 December 2010)

Vesting dates for
exercise of share options	:	Over 4 years
at a rate of 25% per annum commencing
3 December 2011

Class of security	:	Ordinary shares
Extent of interest	:	Direct beneficial

The necessary authority in terms of Paragraph 3.66 was obtained and these were off-market transactions.

DIRECTOR’S NAME		COMPANY	NUMBER OF OPTIONS	VALUE

S	BLYTH	Sappi International SA	18,000	R633,600
L	DI AMATO	Sappi International SA	08,000	R281,600
LJ	NEWMAN	Sappi International SA	18,000	R633,600
DJ	O’CONNOR	Sappi Limited (Co Secretary)	15,000	R528,000
J	PÄSSLER	Sappi International SA	25,000	R880,000
R	PEELMAN	Sappi International SA	08,000	R281,600